Exhibit 15.2
Consent of KPMG Actuarial, a division of KPMG Financial Services Consulting Pty Ltd (“KPMG Actuarial”) in relation to Form 20-F filing

We hereby consent to your references to KPMG Actuarial, a division of KPMG Financial Services Consulting Pty Ltd (“KPMG Actuarial”) and to our actuarial valuation report effective as of 31 March 2019, dated 21 May 2019 (the “Report”), and to make use of, or quote, information and analyses contained within that Report for the purpose of James Hardie Industries plc’s (“JHI plc”) Annual Report on Form 20-F for fiscal year ended 31 March 2019.
In addition, we hereby consent to your references to past actuarial valuations performed by KPMG Actuarial (formerly KPMG Actuarial Pty Ltd or KPMG Actuaries Pty Ltd) for the purpose of JHI plc’s (formerly JHI SE’s) Annual Report on Form 20-F for the fiscal year ended 31 March 2019.
Your attention is drawn to the Important Note at the beginning of the Executive Summary of the Report.

/s/ Neil Donlevy

Neil Donlevy MA FIA FIAA Executive KPMG Financial Services Consulting Pty Ltd Fellow of the Institute of Actuaries (London) Fellow of the Institute of Actuaries of Australia
Sydney, Australia
21 May 2019